Exhibit 10.3

SUPPLY CHAIN SERVICES AGREEMENT

By and Between

Hawaiian Telcom Communications, Inc.

And

KGP Logistics, Inc.

December 7, 2009

SUPPLY CHAIN SERVICES AGREEMENT

THIS SUPPLY CHAIN SERVICES AGREEMENT (the “Agreement”), dated as of the Effective Date, is between HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (“Hawaiian Telcom”), and KGP LOGISTICS, INC. , an Ohio corporation (“Supplier”).

RECITALS

WHEREAS, Supplier desires to provide to Hawaiian Telcom, and Hawaiian Telcom desires to obtain from Supplier, the supply chain services and related services described in this Agreement on the terms and conditions set forth herein;

WHEREAS, Hawaiian Telcom and Supplier have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship described in this Agreement.

NOW, THEREFORE, in consideration of the obligations set forth below, Hawaiian Telcom and Supplier agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION

1.1                               Definitions.  The terms used in this Agreement with initial capital letters have the meanings set forth in Exhibit 1 unless expressly defined in the body of this Agreement.

1.2                               Interpretation.

(a)                         The Exhibits attached to this Agreement are hereby incorporated into and deemed part of this Agreement.  All references to “Agreement” herein include the Exhibits to this Agreement.  All references to “Exhibits” herein include the attachments to such Exhibits.

(b)                         The headings preceding the text of Articles, Sections and the headings to Exhibits, the table of contents and the table of Exhibits included in or attached to this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c)                         Any reference to an Exhibit, Section or Article shall be to such Exhibit, Section or Article of this Agreement, unless otherwise expressly specified.

(d)                         The use of the terms “including,” “include” or “includes” shall in all cases herein mean “including without limitation,” “include without limitation” or “includes without limitation,” respectively.

(e)                         The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter, but shall be construed according to the intent of the Parties as evidenced by the entire Agreement.

1.3                               Order of Precedence; Other Terms. Except as otherwise expressly specified in the body of this Agreement or in an Exhibit, in the event of a conflict, ambiguity or inconsistency between the provisions in the body of this Agreement and any Exhibit, the provisions in the body of this Agreement shall prevail to the extent of such conflict, ambiguity or inconsistency.  The provisions in the body of this Agreement and its Exhibits shall govern all transactions between the Parties regarding the Products and the Services.  No terms on any purchase orders or similar communications between the Parties shall govern any transaction between the Parties relating to the Products or the Services, except for terms on such communications specifying the quantity and type of Products ordered, special packing or shipping instructions, delivery date (without limiting Supplier’s Service Level obligations), and the destination point for ordered Products.

2.                                      TERM

2.1                               Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for two (2) years thereafter, and for any renewal or extension period agreed by the Parties, or until this Agreement is terminated in accordance with its terms (“Term”).

2.2                               Renewal Terms.  Hawaiian Telcom may, at its sole discretion and election, extend the Agreement for up to three (3) renewal terms, each renewal term being for one (1) year, by giving Supplier written notice at least sixty (60) days prior to the expiration of the initial Term or any extended Term.  If no notice is given by Hawaiian Telcom, the Agreement will be extended for a one (1) year renewal period, such Agreement extension(s) would not exceed in total the three (3) one (1) year renewal terms as stated in this Article 2.2.   All terms, conditions and pricing from the original Agreement shall remain in effect through the extension.

3.                                      SERVICES

3.1                               Services Defined.  The Services include the functions and responsibilities described in this Agreement, which are routinely performed by Supplier, and including those not specifically described, but which are required for the proper performance and provision of Supplier’s responsibilities.

3.2                               Product Listing Updates.  The Parties may update and modify the Product Listing set forth on Exhibit 2, Attachment A.  Any Products added to such listing will be procured by Supplier for Hawaiian Telcom according to the terms of this Agreement.  For Products identified as Stocked, any Service Levels will start to apply six (6) weeks following the addition to the Product Listing.  Hawaiian Telcom agrees to provide approval for Suppliers’ methodology and criteria for determining the Stocking Strategy for all products in the Product Listing.  For Products identified as Cross-Dock or Drop Ship, any Service Levels will start to apply as soon as the Product is added to the Product Listing.  Unit prices for Products will be in accordance with Article 10.10.

3.3                               Authorized Users; Cooperation.  Supplier shall provide the Services to Hawaiian Telcom and, upon Hawaiian Telcom’s request, to any Hawaiian Telcom subsidiary or Affiliate, under the terms and conditions of this Agreement, subject to such subsidiary or Affiliate meeting Supplier’s standard creditworthiness criteria; provided that if such entity fails to meet such criteria and Hawaiian Telcom guarantees payment by such entity, Supplier shall perform the Services for the entity regardless of the entity’s credit status.  In addition, upon request by Hawaiian Telcom and consent of Supplier, such consent not to be unreasonably withheld, Supplier shall provide reasonable cooperation and assistance to any Third Party vendors or customers of Hawaiian Telcom or its Affiliates as necessary to facilitate Hawaiian Telcom’s business relationship with such Third Parties.

3.4                               Technology.  Supplier shall support all of the technologies identified in the Agreement or employed by Hawaiian Telcom and related to the Services as of the Effective Date, and will provide reasonable support for new technologies implemented by Hawaiian Telcom.  Supplier shall be proactive in identifying and offering to Hawaiian Telcom opportunities to implement new technologies that will improve Supplier’s service and support at a reduced cost.

3.5                               Non-Exclusivity.  Nothing in this Agreement shall be construed as a requirements contract, and notwithstanding anything to the contrary contained herein, this Agreement shall not be interpreted to prevent Hawaiian Telcom from obtaining from Third Parties, or providing to itself, any or all of the Services or services similar thereto.  At the same time, Supplier shall not reach out to any Third Party vendors or original equipment manufacturers in an attempt to obtain exclusivity in providing any or all of the Services outlined in this agreement to Hawaiian Telcom.

3.6                               Resources.  Except as expressly provided otherwise in this Agreement, Supplier shall provide at its cost and expense all facilities, assets, and resources (including personnel, equipment, software, travel and other expenses, etc.) necessary to perform the Services and otherwise meet its obligations under this Agreement.

3.7                               Reporting.  Supplier shall provide to Hawaiian Telcom the operational reports as set forth in Exhibit 3.

3.8                               Training Credits.  Supplier shall pass through to Hawaiian Telcom any vendor training credits offered by the OEM for all applicable items Hawaiian Telcom purchased through Supplier.

3.9                               Refurbished Items.  Supplier shall provide the same Services for refurbished items as are applicable under this Agreement to “Cross-Dock” products.

4.                                      ACQUISITIONS AND DIVESTITURES; COOPERATION

4.1                               Acquisitions.  If Hawaiian Telcom acquires a business unit, Supplier shall, upon Hawaiian Telcom’s request, provide acquisition support (including assessments, transition planning and migration support) and subsequently provide any or all of the Services, as specified by Hawaiian Telcom, for the acquired entity under the terms and conditions (including pricing) of this Agreement.

4.2                               Divestitures.  If Hawaiian Telcom divests a business unit, Supplier shall, upon Hawaiian Telcom’s request, provide any or all of the Services, as specified by Hawaiian Telcom, to such divested entity for up to twelve (12) months after such divestiture under the terms and conditions (including pricing) of this Agreement, subject to such entity meeting Supplier’s standard creditworthiness criteria; provided that if such entity fails to meet such criteria and Hawaiian Telcom guarantees payment by such entity, Supplier shall perform the Services for the entity regardless of the entity’s credit status.  In addition, the Supplier will provide transition support services to Hawaiian Telcom and the acquiring entity similar to those described above for acquired entities.

5.                                      NEW SERVICES

5.1                               New Service Requests.  If Hawaiian Telcom requests a New Service, Supplier shall promptly provide a proposal with respect to such request that identifies: (i) the services, functions and responsibilities Supplier anticipates performing in connection with the New Service; (ii) a mobilization plan with respect to the New Service; (iii) Supplier’s fees for such New Service, including a detailed breakdown of such fees; (iv) if applicable, a list of any additional equipment and service locations to be used in connection with such New Service; (v) any necessary alterations or additions to the terms of this Agreement; (vi) proposed service levels for the New Services; and (v) any other information requested by Hawaiian Telcom.

5.2                               Performance. Supplier shall not begin performing any New Service until Hawaiian Telcom and Supplier have agreed upon the terms for such New Service and Hawaiian Telcom has provided Supplier with written authorization by executing the New Service Proposal with respect to the New Service.  Any New Service performed by Supplier without such advance agreement to terms and authorization shall be deemed part of the Services without incremental charge.

5.3                               Charges for New Services.  Supplier’s charges and fees specified in any New Service Proposal shall be no more than the charges and fees for such services that Supplier provides to other Supplier customers (excluding Affiliates of Supplier) that are acquiring services of similar type, in similar volumes, and on similar terms as Hawaiian Telcom.

6.                                      SERVICE LEVELS.

6.1                               Service Levels.  Supplier shall perform the Services that have corresponding  Service Levels in accordance with Exhibit 3.  Both Parties agree Service Levels are contingent upon mutually agreed upon Stocking Strategies and inventory disposition parameters as stated in Article 12.4.   Supplier shall perform all Services that do not have defined Service Levels in a manner consistent with industry standards and shall use all commercially reasonable efforts to perform such Services at levels that equal or exceed the level of service being provided by Hawaiian Telcom prior to the Effective Date.  Hawaiian Telcom may add, delete and adjust the Service Levels as mutually agreed to by the Parties in accordance with Exhibit 3.

6.2                               Root-Cause Analysis. After each Supplier failure to provide Services in accordance with the applicable Service Levels, Supplier shall, as soon as reasonably practicable but no later than twenty (20) business days after the end of the month in which such failure occurred, (i) perform a root-cause analysis to identify the cause of such failure, (ii) provide Hawaiian Telcom with a summary detailing the cause of, and procedure for correcting, such failure, and (iii) upon Hawaiian Telcom’s approval of such corrective procedure, implement such procedure.

6.3                               Measurement and Monitoring Tools. Supplier shall implement the measurement and monitoring tools and procedures required to measure and report Supplier’s performance against the Service Levels. Such measurement and monitoring Tools and procedures are set forth in Exhibit 3 and shall as of the Effective Date (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (ii) be subject to audit by Hawaiian Telcom or its designee.  Supplier shall provide Hawaiian Telcom and its designees with information and access to such measurement and monitoring tools and procedures upon request for inspection and verification purposes.  Supplier shall provide to Hawaiian Telcom monthly Service Level reports that demonstrate Supplier’s performance against the Service Levels.  Such reports shall be in a form and format approved by Hawaiian Telcom.

6.4                               SERVICE LEVEL REPORTING.  Supplier shall provide to Hawaiian Telcom the Service Level metrics and reports as set forth in Exhibit 3.

7.                                      BENCHMARKING.

7.1                               Benchmarking Overview. Hawaiian Telcom, in its sole discretion, may direct Supplier to initiate benchmarking processes, no more than annually, as to Product Pricing, Air Shipment Rates, and/or Container Rates in accordance with this section.  The Benchmarking Process shall be conducted at a time and with regard to the portion of the Services specified by Hawaiian Telcom by a Benchmarker designated by mutual agreement of the Parties. If the Parties do not agree within fifteen (15) days on a Benchmarker, Hawaiian Telcom shall designate the Benchmarker in its sole discretion, provided that such Benchmarker may not be a competitor of Supplier.  Supplier shall at its expense cooperate with and assist the Benchmarker and any other third parties involved in the Benchmarking Process, including providing information relating to the provision of the Services (subject to reasonable confidentiality restrictions), as requested by Hawaiian Telcom or the Benchmarker.

7.2                               Benchmark Results Review and Adjustments. Hawaiian Telcom and Supplier shall review the Benchmark Results during a Benchmark Review Period.  If any Charges paid by Hawaiian Telcom to Supplier are higher than the applicable fees for similar type customers with similar services, operations, terms and conditions contained in the Benchmark Results, Supplier shall then reduce the Charges in a manner that eliminates such variance thereafter.  In addition, if any Service Levels are lower than the applicable service levels for similar type customers contained in the Benchmark Results, Supplier shall either increase the Service Levels to match the applicable service levels contained in the Benchmark Results, or reduce its Charges proportionately to adjust for the difference between the Service Levels and the applicable service levels contained in the Benchmark Results. In no event will Supplier increase the Charges as a result of any benchmarking.

7.3                               Product Pricing.  At Hawaiian Telcom’s request, Supplier shall perform comprehensive benchmarking exercises of Product Pricing for Critical Items and Product(s), no more than one (1) time per calendar year.  Supplier will determine the appropriate manufacturer(s) based on Hawaiian Telcom’s purchasing patterns.  Full  results shall be provided to Hawaiian Telcom within fifteen (15) business days upon completing the benchmarking exercise, including documented findings and action plans to optimize pricing and capture savings on behalf of Hawaiian Telcom.  In addition to comprehensive benchmarking, Hawaiian Telcom may also request ad hoc, one-off benchmarking initiatives by presenting to Supplier evidence of more advantageous cost available elsewhere in the market for any Product(s) Hawaiian Telcom purchases from Supplier.   Supplier will work with the vendor to negotiate the lower cost identified by Hawaiian Telcom to be available to Supplier for purchasing, and will request vendor credits the difference between the original cost and the negotiated cost for the inventory available at Supplier’s locations.  After successful negotiations with vendor in (i) obtaining lower cost for purchases and (ii) receiving credit on inventory at Supplier’s location(s), Supplier will immediately reduce Hawaiian Telcom’s price on the Product, and change open Orders to reflect the new price.

7.4                               Air Shipment Rates.  Upon conducting a formal benchmarking exercise of each Party’s contracted carrier rates, the Party with the higher of the two rates may be mandated to use the other Party’s contracted rates for all air shipments between the Parties’ list of acceptable origins and destinations, dependent upon such carrier’s agreement to allow contracted freight rates to be assigned. Should there be operational constraints that prevent Supplier from using Hawaiian Telcom’s designated rates (e.g. requiring Supplier to set up with another carrier), Supplier shall use its commercially reasonable efforts to match its rates to Hawaiian Telcom’s.  Under a third-party billing scenario, with like coverage for loss and damage (full value of Product) and service failures including UPS service failures, shipments shall remain FOB destination subject to freight mark-up.

7.5                               Container Rates.  If upon conducting a formal benchmarking exercise of Supplier’s container rates against competitive market container rates with similar terms, conditions and loss coverages, the incumbent carrier is not selected, Supplier may be required to adopt the carrier of Hawaiian Telcom’s choice and manage the transition of its account to the new carrier within a mutually agreed upon transition period.

8.                                      SERVICE LOCATIONS; HAWAIIAN TELCOM SYSTEMS.

8.1                               Service Locations. The Supplier will maintain and enforce, at the facilities from which the Services are provided, safety and physical security procedures that are at least equal to industry standards for locations similar to the Supplier’s locations.

8.2                               New Service Locations.  If Supplier intends to provide Services from locations other than the locations from which Supplier provides the Services as of the Effective Date, Supplier shall provide written notice of such new service location to Hawaiian Telcom, which notice shall include a description of any effect the change in location, or additional location, will have on the Services or on Hawaiian Telcom.  In no event shall any change in service locations or additional service locations result in an increase in the Charges or a reduction in Service Levels or cause Hawaiian Telcom to incur any additional expense. Supplier shall be responsible for any incremental Hawaiian Telcom cost or expense related to any change in, or additional, supplier locations, including any additional taxes that result from Supplier’s relocating or rerouting the delivery of Products or Services to, from, or through a new location.

9.                                      SUPPLIER STAFF.

9.1                               Supplier Account Manager. Supplier shall appoint an individual (the “Supplier Account Manager”) who from the date of this Agreement shall serve as Hawaiian Telcom’s single point of contact with respect to the Services.  The Supplier Account Manager shall (i) have overall responsibility for managing and coordinating the performance of Supplier’s obligations under this Agreement and (ii) be authorized to act for and on behalf of Supplier with respect to all matters relating to this Agreement, including promptly escalating issues to the appropriate level of management and reporting back to Hawaiian Telcom with resolutions to such issues.

9.2                               Single Points of Contact.  Supplier shall designate individuals to be single points of contact for each Product.

9.3                               Key Supplier Personnel.

(a)                         Collectively, the Supplier Account Manager and the single points of contact for each Product are “Key Supplier Personnel.”

(b)                         Supplier will introduce any Key Supplier Personnel individuals to Hawaiian Telcom representatives upon assignment.

(c)                         If Hawaiian Telcom in good faith desires to have any Key Supplier Personnel removed from Hawaiian Telcom’s account, Hawaiian Telcom shall notify Supplier of such fact and Supplier shall investigate Hawaiian Telcom’s stated reasons for the removal and present its findings to Hawaiian Telcom within ten (10) business days after Hawaiian Telcom’s notification.  The Parties shall review the findings within five (5) business days after they are presented to Hawaiian Telcom, or such other time designated by Hawaiian Telcom.  With respect to Key Personnel that are single points of contact, if after such review the Parties cannot agree on the removal of such personnel, the Parties shall follow the expedited dispute process set forth in Exhibit 5.  With respect to the Supplier Account Manager, after such review Supplier shall remove such personnel if requested by Hawaiian Telcom.

(d)                         Supplier shall make the Key Supplier Personnel available for meetings with Hawaiian Telcom personnel in accordance with Exhibit 5 and otherwise upon Hawaiian Telcom’s request.

9.4                               Subcontractors

(a)                         Supplier shall not subcontract or delegate any of its material obligations under this Agreement without the prior written approval of Hawaiian Telcom. If Supplier intends to subcontract any material obligation under this Agreement, Supplier shall notify Hawaiian Telcom of the proposed subcontract and shall obtain Hawaiian Telcom’s approval of such subcontract.

(b)                         Supplier shall include in all of its subcontracts where applicable provisions equivalent to those in this Agreement with respect to use of facilities, confidentiality, audit rights, and warranties.

(c)                         Supplier shall cause Supplier Agents to adhere to any applicable standards, policies and procedures of Supplier and Hawaiian Telcom.  The Supplier shall not disclose Confidential Information of Hawaiian Telcom to any Supplier Agent until such agent has executed a nondisclosure agreement with protections at least as protective of Confidential Information as those protections set forth in this Agreement.

(d)                         No subcontracting shall release Supplier from its responsibilities and obligations under this Agreement. Supplier shall act as the liaison between Supplier Agents and Hawaiian Telcom and be responsible for the work and activities of each of the Supplier Agents, including compliance with the terms of this Agreement. Supplier shall be responsible for all payments to its Supplier Agents.

(e)                         Should Hawaiian Telcom determine that any subcontractor’s services or products are unacceptable under the terms of this Agreement, Hawaiian Telcom reserves the right to request that Supplier source an alternate subcontractor; otherwise, Hawaiian Telcom may terminate business with the subcontractor and obtain its products and services elsewhere.

10.                               PAYMENTS

10.1                        Volume Incentive Discount.  The Parties agree that a pricing mechanism pursuant to which Supplier would discount the Charges based Hawaiian Telcom’s purchase of certain volumes of Products would create an incentive for Hawaiian Telcom to purchase more products from Supplier and for Supplier to provide its best service and pricing to Hawaiian Telcom.  Based on a rolling two (2) year history of the stock/non-stock product mix, and agreement between Hawaiian Telcom and Supplier on implementing an inventory Stocking Strategy and an Inventory Burn Off Strategy, should Hawaiian Telcom’s annual spend for contributory services increase the following pricing matrix would be applicable; $13M - $15M product mark up would be 9.73%, $15M - $17M product mark up would be 9.36%, $17M - $20M product mark up would be 9.15%.  Premier products, f/k/a “SPG” products, remain independently priced and would not be included in such product mark-up charges.  In addition cable products will be independently priced and would not be included in such product mark-up charges.  If Hawaiian Telcom’s annual spend decreases by thirty percent (30%) or more, both Supplier and Hawaiian Telcom agree to review the existing product mark-up and make mutually agreed upon necessary adjustments to the product mark-up.  Contributory services shall include all amounts paid to Supplier, including freight mark up and miscellaneous fees.  The reduced mark-up shall remain in effect for at least one (1) year from the effective date.

Supplier commits if pricing concessions are received from its vendors due to volume tiered pricing, the pricing benefits will be passed on to Hawaiian Telcom.  Accordingly, the Parties agree to use commercially reasonable efforts to agree upon and implement, via an amendment to the Agreement, such volume tiered pricing promptly after the Effective Date.

10.2                        Charges.  Hawaiian Telcom shall pay the Charges as specified in Exhibit 4 and this Article 10.  Supplier shall not charge Hawaiian Telcom for any service or adjust its pricing in any manner except as expressly permitted under Exhibit 4. Hawaiian Telcom may withhold invoiced amounts that Hawaiian Telcom disputes in good faith.  Hawaiian Telcom shall notify Supplier of all such disputes in writing by the date payment under such invoice would otherwise be due. If Hawaiian Telcom disputes a charge on the invoice, it may withhold payment of that charge so long as Hawaiian Telcom (a) makes full payment of all undisputed charges, and (b) provides Supplier with a written explanation of the reasons for Hawaiian Telcom’s dispute of the charge.  Hawaiian Telcom will cooperate with Supplier to resolve any disputed charge as soon as possible.  If Supplier determines that the disputed charge is valid, Supplier will notify Hawaiian Telcom and, within five (5) business days of receiving such notice, Hawaiian Telcom will either pay the charge, under protest if desired, or continue to withhold payment.  Either Party may take appropriate legal action to recover amounts it believes it is due and if it is determined that any amount is due to the other, the Party will pay that amount, plus interest on the amount due, calculated per the preceding Subsection from the date of Hawaiian Telcom’s payment or Supplier’s notification, as applicable.  If Hawaiian Telcom fails to dispute any charge within twelve (12) months of the date the charge is first invoiced, the charge will be deemed accurate and Hawaiian Telcom may not dispute it.

10.3                        Monthly Invoices.

(a)                         Supplier shall render, in a form and format approved by Hawaiian Telcom, a single consolidated invoice for the Transportation Charges and the charge for Direct Product order management incurred by Hawaiian Telcom in each calendar month.

(b)                         Supplier shall provide a monthly report showing such details as reasonably specified by Hawaiian Telcom, including: (i) identification of all Charges for the month to which the report corresponds, which Charges shall be broken down by Service Charge, Transportation Charge, and Product cost; (ii) identification of all Products ordered during that month, including purchase order number, item quantity, item description, unit of measure, purchase order line item and total line item dollar amount; (iii) identification of the amounts and types of any taxes the Supplier is collecting from Hawaiian Telcom; (iv) the calculations used to establish the Charges; (v) any information necessary to satisfy Hawaiian Telcom’s internal accounting, tax, audit and charge back requirements; and (vi) any other information  requested by Hawaiian Telcom if available.  Transportation Charges shall provide a breakdown of all components that constitute the totality of freight charges, including but not limited to fuel surcharges, taxes, additional delivery requirements, additional transaction fees, pick-up fees, hazmat, etc.  This monthly Transportation Charges report requirement shall not alter daily invoicing procedures.

10.4                        Product Invoices.  Supplier shall invoice Hawaiian Telcom for the cost of Products ordered by Hawaiian Telcom, and the associated Service Charge, based on the following: standard freight shipments, thirteen (13) days after shipment; second day air shipments, three (3) days after shipment; and for next day air shipments, two (2) days after shipment.    Such invoices shall not include any Transportation Charges or other charges.

10.5                        Time of Payment.  Hawaiian Telcom shall pay undisputed Supplier invoices within fifteen (15) days after Hawaiian Telcom’s receipt thereof (“Due Date”).  Undisputed invoices will be discounted by 0.125% off product mark up if paid five (5) days or more in advance of Due Date, as established based on Hawaiian Telcom’s receipt of invoice. Supplier shall not invoice Hawaiian Telcom, and Hawaiian Telcom shall not be obligated to pay, any Charges or Pass-Through Expenses that are not invoiced within 4 months after the end of the month in which such charges or expenses were incurred.  All invoices not subject of a bona fide dispute that are not paid when due, are subject interest on those charges equal to the lesser of 1½% per month or the maximum rate allowed by law.  Overdue and delinquent account balances are subject to placement for collection, and Hawaiian Telcom will pay any expenses incurred by Supplier for such collection activities.

10.6        Taxes.  Hawaiian Telcom shall be responsible for sales, use and services taxes imposed on the sale of the Products or provision of the Services.  For clarity, Hawaiian Telcom is not responsible for taxes on Supplier’s income or on the cost of Supplier’s acquisition or use of goods and services used to provide the Services.  Hawaiian Telcom and Supplier shall cooperate to determine a Party’s tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other Party any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.

10.7        No Adjustments or Other Charges.  Supplier’s performance of any and all of the Services is included within the Charges.  Hawaiian Telcom shall not be obligated to pay, or reimburse Supplier for, any costs, fees, expenses or charges other than those costs, fees, expenses and charges expressly designated in this Agreement as Hawaiian Telcom’s responsibility.  Supplier shall make no adjustments to any Charges except as expressly permitted under Exhibit 4.

10.8        Due Diligence.  Hawaiian Telcom has delivered or made available to Supplier all information and documents Supplier has deemed necessary for Supplier to commit to its obligations under this Agreement in accordance with its terms.  Supplier shall not be relieved of any of its obligations under this Agreement, or alter, increase or add any fees or charges related to this Agreement, as a result of its failure to review the foregoing information and documents or any documents referred to therein or its failure to request any information or documents from Hawaiian Telcom.

10.9        Most Favored Customer.  Supplier agrees that Hawaiian Telcom shall be treated as a most favored customer of Supplier.  Supplier shall provide to Hawaiian Telcom Supplier’s best pricing for the Products and Services that Supplier provides to its other customers (excluding Supplier Affiliates) purchasing similar products and services in similar volumes.  Supplier shall notify Hawaiian Telcom in a timely manner in the event Supplier provides better pricing for products or services to another customer (excluding a Supplier Affiliate) purchasing similar products and services in similar volumes under similar terms and conditions and shall in such notice offer to Hawaiian Telcom a reduction in Charges to match the charges in any such transaction.  Upon request, no more than once per contract year, Supplier shall provide Hawaiian Telcom with a comparison of Hawaiian Telcom and its other top accounts, using a scorecard of key contract terms to be agreed upon by both Parties.

10.10      Miscellaneous New Pricing Terms.  Retroactive pricing credits shall be awarded to Hawaiian Telcom at 9.92% Service Charge (compared to the current Agreement’s 11.25% mark-up) and applied retroactively to all purchases made within the one-hundred fifty (150) days prior to the date of contract signing.  Credits shall be disbursed within thirty (30) days of contract execution.

11.                               GOVERNANCE AND CONTROL

11.1        Governance.  Hawaiian Telcom and Supplier shall implement a governance structure as described in Exhibit 5 that includes the content and purpose of various governance committees, the roles and responsibilities of governance committee members, the type, content and frequency of governance meetings, and the Change Control Procedures.  All governance meetings will be hosted at a time and location acceptable to Hawaiian Telcom.  Either Party may replace or reassign its governance committee members upon notice to the other.

11.2        Change Control.  Supplier’s performance of the Services shall be in accordance with Change Control Procedures set forth in Exhibit 5, which procedures shall specify at minimum the following:

(a)        No Change shall be implemented without Hawaiian Telcom’s approval, except as may be necessary on a temporary basis to maintain the continuity of the Services.

(b)        With respect to all Changes, Supplier shall: (i) other than those Changes made on a temporary basis to maintain the continuity of the Services, schedule Changes so as not to unreasonably interrupt Hawaiian Telcom’s business operations; (ii) provide Hawaiian Telcom thirty (30) days notice of any planned Changes; and (iii) monitor and report on the status of all Changes.

(c)        With respect to any Change made on a temporary basis to maintain the continuity of the Services, Supplier shall document and provide to Hawaiian Telcom notification of the Change no later than the next business day after the Change is made.

12.                               ORDERING; OWNERSHIP

12.1        Ordering.

(a)        Hawaiian Telcom may place orders for Products from Supplier from time to time as described in Exhibit 2.  Supplier shall provide to Hawaiian Telcom on or before the Commencement Date current contact information for each method of ordering (e.g., phone, fax, EDI) described in Exhibit 2 or otherwise agreed by the Parties.

(b)        Supplier shall acknowledge receipt of each Hawaiian Telcom order as soon as reasonably practicable after Supplier’s receipt of such order, which notification shall be within two (2) hours after receipt with respect to Expedited Orders. Each order acknowledgement will confirm the type and quantity of Products ordered, the applicable prices, delivery dates, and special shipping instructions (if any). For purposes of this Agreement “receipt” means the time that Hawaiian Telcom’s order arrives at Supplier’s physical address, email address, or EDI system, as applicable. Supplier shall accept all orders placed by Hawaiian Telcom that are consistent with this Agreement.  Hawaiian Telcom may cancel an Order for Stocked Products up to ten (10) calendar days prior to shipment by Supplier, with no penalty or charges.  If Hawaiian Telcom cancels an Order after that time, Hawaiian Telcom must pay any actual costs incurred by Supplier including a restock fee and related shipping.  Drop ship or Cross-Dock Orders may be cancelled according to the vendor’s policies and cancellation and/or restock fees may be assessed.

(c)        Supplier shall ship all Products FOB Destination as described in Article 7.4.  Title and risk of loss for each Product shall pass from Supplier to Hawaiian Telcom upon Hawaiian Telcom’s physical receipt of such Product.

(d)        For purchases that are made directly by Hawaiian Telcom with one of its Third Party vendors or OEM’s, the Third Party vendor shall have the option to send such purchases to Supplier for consolidation onto containers headed to one of Hawaiian Telcom’s warehouse locations.   Supplier shall provide to Hawaiian Telcom the cross-docking services with the associated service charges set forth in Exhibit 4.

12.2        Notice of Discontinued Products.  Supplier shall notify Hawaiian Telcom promptly after it becomes aware that any Product on the Product Listing has been discontinued by the manufacturer or discontinued from the Supplier’s product portfolio, and shall suggest a substitute product for the discontinued Product.  In the case of any Product recalls, Supplier shall notify Hawaiian Telcom as soon as Supplier becomes aware of such recall announced by the manufacturer (if Hawaiian Telcom did not first notify Supplier) and facilitate any returns of such Product to the manufacturer for reimbursement from manufacturer to Hawaiian Telcom for the totality of product costs including any mark-ups already paid.]  For a pre-determined list of retail/CPE phones (listed in Exhibit 6), Supplier will endeavor to receive advance notification from its manufacturers should a Product be discontinued or planned for discontinuation.  Upon notification from manufacturer, Supplier will promptly notify the appropriate Hawaiian Telcom contact.

12.3        Returns.  Hawaiian Telcom shall return Products to Supplier in accordance with the applicable procedures set forth in Exhibit 2.  Hawaiian Telcom may cancel without payment or penalty of any kind any order that has not arrived at its designated shipping point more than 10 days after it is due in accordance with this Agreement, and Supplier shall pay return shipping for any such Products returned by Hawaiian Telcom.

12.4        Inventory.  Hawaiian Telcom shall have financial responsibility for Unique Products identified in Unique Products Listing, Exhibit 1, Attachment 1, as amended and exchanged periodically between the parties. Unique Products shall have been purchased by Supplier on Hawaiian Telcom’s behalf and in no event will Supplier’s inventory of Unique Product exceed Hawaiian Telcom’s established credit limit. Hawaiian Telcom may from time to time request that additional product(s) be added to the Unique Product Listing.  If such additional product(s) is determined to be Unique, the product shall be added by Supplier to a monthly updated Unique Product Listing to be transmitted to Hawaiian Telcom.  The updated Unique Product Listing shall be deemed accepted by Hawaiian Telcom and effective as of the date of transmission unless any objection or correction is identified by Hawaiian Telcom within five (5) business days of transmission, and remain effective until the next update.  In the event of an objection or correction by Hawaiian Telcom to a proposed update to the Unique

Product Listing, the parties shall discuss in good faith the appropriate changes to be made to the update until such time as mutual agreement is achieved and the updated Unique Product Listing becomes effective upon re-transmission by KGP to Hawaiian Telcom.  Supplier will notify Hawaiian Telcom of any Unique Products remaining in Supplier’s inventory in excess of one hundred eighty (180) days with inventory turns of less than three (3), after Supplier has pursued Vendor returns.  At such time, Supplier will work with Hawaiian Telcom to pursue other reasonable disposition methods as agreed by the Parties.  If Supplier is unable to dispose of the Unique Products after using commercially reasonable efforts to do so then, within thirty (30) days of Hawaiian Telcom’s receipt of notice from Supplier, Supplier will assess a monthly carrying charge of 1.25% on the inventory value to Hawaiian Telcom. Hawaiian Telcom has the option to purchase, on a quarterly basis, all Unique Products remaining in Supplier’s inventory with inventory turns of less than three (3).  Unique Products will only remain in Supplier’s inventory for a maximum of twelve (12) months, at such time Hawaiian Telcom agrees to purchase all Unique Products remaining in Supplier’s inventory with inventory turns of less than three (3).  Upon purchase by Hawaiian Telcom, Supplier will at Hawaiian Telcom’s direction either; (i) ship Unique Products to Hawaiian Telcom, at Hawaiian Telcom’s expense, or (ii) put Unique Products into a 3PL solution.  3PL fees will include a monthly storage fee of 1.5% of the average inventory for the preceding month, and a transaction fee of $16.00 per line shipped.  Freight for shipment will be paid by Hawaiian Telcom.  Further, within sixty (60) days following any termination or expiration of this Agreement, Hawaiian Telcom will purchase any Unique Products in Supplier’s inventory or that are on order to Vendor (if such order is not cancelable).

Supplier and Hawaiian Telcom mutually agree to review and assess in good faith the Unique Inventory process after one year from the effective date to reevaluate whether carrying charge is warranted.

Hawaiian Telcom’s Unique Inventory liability will be applicable on the previous eighteen (18) months of Supplier’s purchases of Unique Product(s), such timeframe to be calculated from Article 10.10 retroactive pricing credits’ effective date.  For the Product(s) Supplier purchased on Hawaiian Telcom’s behalf that fall outside the Unique Inventory liability timeframe, Hawaiian Telcom will use commercially reasonable efforts to assist Supplier with inventory burn down, by means of substituting such Product for future demand requirements, or assisting in negotiating with Supplier’s OEM for return authorizations, in an attempt to reduce Supplier’s inventory exposure due to Hawaiian Telcom’s obsolescence of such Product.  The implementation of this Article 12.4 will go into effect twelve (12) months following the retroactive pricing credits’ effective date.

12.5        Ownership and License.  The ownership and use rights applicable to any software Products and software contained within the Products shall be as specified in the license agreement associated with such Products.

12.6        Version Updates.  Upon notice from manufacturer , Supplier shall notify Hawaiian Telcom of the latest version release.  Supplier shall be able to provide details around the Product’s backward and forward compatibility.  Hawaiian Telcom shall provide confirmation on which version release it chooses to purchase and shall have the right to modify Orders to receive the latest version release, in accordance to Article 12.1(b).  If the latest version is not backward and forward capable, Hawaiian Telcom will deplete Supplier’s inventory prior to switching to the latest version.  Supplier and Hawaiian Telcom will determine the appropriate Stocking Strategy for the latest version release, and for Product not backward and forward compatible, Supplier will continue to supply those version releases that remain on Hawaiian Telcom’s Product Listing until such time Product is not available from the manufacturer.

12.7        New Products Introduced by Supplier. For new products that Supplier either encourages Hawaiian Telcom to adopt or substitutes for an existing product on Hawaiian Telcom’s Product Listing, Supplier shall be required to furnish adequate testing results and customer references, at a minimum, so that Hawaiian Telcom may obtain unbiased feedback on these new products.  Supplier shall use its commercially reasonable efforts to validate new product performance with supporting documentation and customer feedback.  At Hawaiian Telcom’s request, Supplier will request from the manufacturer at no cost, samples of new or substitute Products to be provided to Hawaiian Telcom other than the associated freight charges.  Any ongoing customer feedback (e.g. unsatisfactory product reports or common product issues logs) shall be provided to Hawaiian Telcom on a monthly basis, or as it happens for critical items. For the introduction of new retail/CPE phones (listed in Exhibit 6), upon request by Hawaiian Telcom, Supplier will use commercially reasonable efforts to furnish professional graphics, as available from its manufacturers, to support Hawaiian Telcom’s advertising efforts.

13.                               CONTINUED PROVISION OF SERVICES

13.1        Disaster Recovery Plan.  Supplier will review its Disaster Recovery Plan (“DRP”) with Hawaiian Telcom on a periodic basis.  Supplier may revise its DRP as required, in Supplier’s sole discretion.  Supplier will immediately notify Hawaiian Telcom of any disaster involving Supplier’s facilities. Supplier and Hawaiian Telcom have reviewed the Product Listing, identified those Critical Items required by Hawaiian Telcom in the event of a disaster in Hawaii, and developed a plan to supply those items.  Without limiting Supplier’s other obligations under this Agreement, if Supplier is unable to deliver Critical Items to Hawaiian Telcom within forty-eight (48) hours due to a disaster involving Supplier’s main facility serving Hawaiian Telcom, then Hawaiian Telcom may cancel orders from Supplier without penalty, and secure the Critical Items from another source.  Supplier may not increase the Charges or impose additional fees, costs or expenses due to a disaster unless these are pass through costs from manufacturers.]

13.2        Force Majeure. If and to the extent a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, acts of God, acts of war, riots, rebellions or revolutions, labor strikes, or failure of vendor to provide Product(s) to Supplier within stated manufacturer’s lead time, or actions of Third Party Hawaiian Telcom designated vendors which impact Supplier’s ability to perform, or any other similar cause beyond the reasonable control of such Party (but excluding failures of Supplier Agents) (each, a “Force Majeure Event”), and such was not caused by, and could not have been prevented by reasonable precautions undertaken by, the Party claiming a Force Majeure Event, then such Party shall be excused for such non-performance, hindrance or delay of those obligations affected by the Force Majeure Event for as long as such Force Majeure

Event continues and such Party continues to use its commercially reasonable efforts to recommence performance whenever and to whatever extent possible, including through the use of alternate locations or vendors, workaround plans and other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Supplier’s obligation to implement the Disaster Recovery Plan. Supplier shall not increase the Charges or impose on Hawaiian Telcom any additional fees, costs or expenses with respect to the occurrence of a Force Majeure Event.

13.3        Allocation of Resources. If a Force Majeure Event or a disaster causes Supplier to allocate limited resources among its customers, Supplier will ship Products in the order in which they were ordered.

14.                               COMPLIANCE ASSISTANCE; AUDITS

14.1        Regulatory Compliance.

(a)        Hawaiian Telcom Laws.  Supplier shall provide any support required for Hawaiian Telcom to comply with Hawaiian Telcom Laws related to the Services.  If any change in a Hawaiian Telcom Law requires changes to the Services, Supplier shall promptly propose to Hawaiian Telcom a plan to implement such changes and, upon Hawaiian Telcom’s approval, implement such changes; provided that if such implementation will result in a material cost to Supplier, Supplier shall propose a one-time charge or adjustments to the applicable Charges associated with such changes and shall not implement such changes until Hawaiian Telcom has approved such charges.

(b)        Supplier Laws.  With respect to changes in Laws to which Supplier is required to submit or voluntarily submits, Supplier shall implement in a timely manner, at its own cost and expense, any changes in the Services required to comply with such changes; provided, that if such changes have a material effect on the provision or receipt of the Services, Supplier shall obtain Hawaiian Telcom’s consent before implementing such changes.

14.2        Audits

(a)        Supplier shall retain complete and accurate written records of its financial and non-financial activities related to this Agreement. Supplier shall provide to Hawaiian Telcom, its auditors, inspectors, and regulators access to personnel, information and records relating to the Services for the purpose of performing audits and inspections for any reasonable business purpose, including (i) verifying the accuracy of the Charges and invoices; (ii) verifying Supplier’s Product costs, including with respect to any Supplier-proposed adjustment in Product prices; (iii) supporting audits and examinations by Governmental Authorities; and (iv) complying with Sarbanes-Oxley Act requirements and other Hawaiian Telcom Laws.  Hawaiian Telcom shall provide Supplier reasonable advance notice of any audit to be conducted pursuant to this Article 14.2, and Supplier shall provide access to its facilities as necessary to conduct the audit during normal business hours.

(b)        Supplier and Hawaiian Telcom shall meet to review the results of any audit performed by Hawaiian Telcom or its agents in connection with this Agreement and, if appropriate, agree upon a plan to address any deficiencies identified and changes suggested by such audit report.  If an audit reveals an overcharge by Supplier, the Supplier shall promptly refund the amount of such overcharge together with reasonable interest on such amount.

(c)        Supplier will make available promptly to Hawaiian Telcom the results of any reviews or audits conducted by or on behalf of Supplier relating to the Supplier’s operating practices and procedures to the extent relevant to the Services and to the extent Supplier makes such reviews or audits available to any other Supplier customer (excluding Supplier Affiliates).

14.3        Records Retention. Supplier shall retain and provide Hawaiian Telcom access to records and supporting documentation (i) sufficient to satisfy the requirements set forth in this Article 14; (ii) as necessary to establish the basis for, and verify the accuracy of, the Charges paid or payable by Hawaiian Telcom under this Agreement, including adjustments thereto; (iii) as required by Law; (iv) as necessary to enable Hawaiian Telcom to comply with Laws that require access to Supplier’s records and documentation, including the Sarbanes-Oxley Act; and (v) otherwise in accordance with Hawaiian Telcom’s retention policies and procedures. Supplier shall maintain all such records for at least 5 years after the termination or expiration of this Agreement, or longer if required by Law.

15.                               CONFIDENTIALITY

15.1        General Obligations. Except as expressly provided herein, neither Party shall disclose to third parties, or use other than to exercise its rights or perform its obligations hereunder, Confidential Information of the other Party without the other Party’s prior written consent.  Each Party shall protect the other Party’s Confidential Information to the same extent and in at least the same manner as such Party protects its own confidential information of a similar nature (and in no event with less than reasonable care).  Neither Party shall use the Confidential Information of the other Party except as necessary to provide, receive or use the Services. Each Party may disclose relevant aspects of the other Party’s Confidential Information to its officers, directors, agents, professional advisors, contractors (including the Benchmarker), subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided, in each case, the recipient of Confidential Information is under a duty of confidentiality with respect to the Confidential Information substantially similar to the duty of confidentiality set forth in this Agreement. The obligations in this Section shall not restrict any disclosure as required by any Law (provided that the recipient shall give prompt notice to the disclosing Party of such requirement).

15.2        Unauthorized Acts. Without limiting either Party’s rights with respect to a breach of this Article 15, each Party shall:

(a)        promptly notify the other Party of any unauthorized use or disclosure of the other Party’s Confidential Information of which such Party becomes aware;

(b)        promptly furnish to the other Party details of such unauthorized use or disclosure; and

(c)        use commercially reasonable efforts to prevent a recurrence of any such unauthorized use or disclosure of Confidential Information.

15.3        Injunctive Relief. The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Article 15.  In the event of such breach, the injured Party may be entitled to seek injunctive relief and any and all other remedies available at law or in equity.

15.4        Return.  Upon a Party’s request, and upon the termination or expiration of this Agreement,  each Party shall return or destroy any confidential information (or the portion requested) of the other Party still in its possession.

16.                               REPRESENTATIONS AND WARRANTIES

16.1        By Hawaiian Telcom. Hawaiian Telcom represents and warrants that:

(a)        Hawaiian Telcom is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b)        Hawaiian Telcom has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

16.2        By Supplier. Supplier represents and warrants that:

(a)        Supplier is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio;

(b)        Supplier has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)        the execution, delivery and performance of this Agreement by Supplier (i) has been duly authorized by Supplier and (ii) shall not conflict with, result in a breach of, or constitute a default under any other agreement to which Supplier is a party or by which Supplier is bound;

(d)        Supplier is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required to perform the Services, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

(e)        Supplier is in compliance with all Laws applicable to Supplier’s obligations under this Agreement and has obtained all applicable Governmental Approvals and any licenses, approvals, permits, certificates, inspections, consents and authorizations required of Supplier by third parties in connection with its obligations under this Agreement;

(f)         there is no outstanding litigation, arbitrated matter or other dispute to which Supplier is a party which, if decided unfavorably to Supplier, would reasonably be expected to have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

(g)        Supplier has not violated any Hawaiian Telcom policies of which the Supplier has been given notice regarding the offering of unlawful inducements in connection with the Agreement.

16.3        Disclaimer. EXCEPT AS SPECIFIED IN ARTICLE 16.1 AND ARTICLE 16.2, NEITHER HAWAIIAN TELCOM NOR SUPPLIER MAKES ANY WARRANTIES UNDER THIS AGREEMENT AND EACH EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

17.                               SUPPLIER COVENANTS.

17.1        Supplier shall provide the Services with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services, and Supplier shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services; for clarity, nothing in this section diminishes Supplier’s obligations with respect to Service Levels;

17.2        Supplier will use commercially reasonable efforts to use efficiently the resources or services necessary to provide the Services, and to perform the Services in the most cost efficient manner consistent with the required level of quality and performance;

17.3        Supplier shall comply with all Laws in its performance of the Services as well as obtain and keep current all Governmental Approvals and any necessary licenses, approvals, permits, certificates, inspections, consents and authorizations required by or from third parties to perform the Services.

17.4        Supplier shall not violate any Hawaiian Telcom policies of which the Supplier has been given notice regarding the offering of unlawful inducements in connection with the Agreement;

17.5        neither Supplier nor any Supplier Agents shall make any unauthorized representations on Hawaiian Telcom’s behalf or about Hawaiian Telcom, nor commit or bind Hawaiian Telcom other than as specifically authorized in writing;

17.6        none of the Services, Supplier deliverables or other materials provided to Hawaiian Telcom by Supplier (excluding Products) will infringe, violate, or misappropriate the proprietary rights of any third party, and Supplier shall promptly notify Hawaiian Telcom if Supplier becomes aware of any claim, pending or threatened, or any fact upon which a claim could be made, that the Services, Supplier deliverables or other materials provided to Hawaiian Telcom by Supplier may infringe upon the proprietary rights of any third party;

17.7        any deliverables provided to Hawaiian Telcom by Supplier (excluding Products) shall be free from defects in materials, design, and workmanship, and in conformance with any applicable documentation, manuals, specifications or requirements and shall be free and clear of any liens, claims, charges, debts or other encumbrances, and Supplier shall promptly take commercially reasonable actions necessary to cause any deliverables comply with the foregoing in the event such deliverables do not so comply when delivered to Hawaiian Telcom;

17.8        the Products will be free of all liens or other encumbrances and Supplier shall transfer title to such products to Hawaiian Telcom free of any liens or other encumbrances; should any lien or encumbrance be asserted with respect to any Product delivered to Hawaiian Telcom hereunder for any reason, Hawaiian Telcom may (i) require the Supplier to obtain a properly executed release of such lien or encumbrance satisfactory to Hawaiian Telcom, and, if Supplier fails to obtain such release in a timely manner, (ii) pay the amount necessary to satisfy such lien or encumbrance and deduct such amounts from payments due to the Supplier;

17.9        Supplier shall ensure that Hawaiian Telcom shall be able to obtain the full benefit of the Product manufacturer’s warranty applicable to each Product. If Products are defective, on request of Hawaiian Telcom, Supplier shall handle the return of Products to the manufacturer and will replace the defective product in accordance with the return process specified in Exhibit 2; and

17.10      Supplier shall pack, label, mark and ship all Products to the destination specified in the applicable Hawaiian Telcom order and shall use industry-standard methods to pack and ship all Products in a manner such that they will not be damaged during shipment, unless more specific packing methods are specified by Hawaiian Telcom in its order; Supplier will be responsible for any loss or damage to Products caused by Supplier’s failure to pack, mark, ship or handle Products in accordance with the applicable order or otherwise in an industry-standard manner.

18.                               TERMINATION.

18.1        Termination for Convenience.  Either Party may terminate this Agreement, in whole or in part, for convenience effective as of any time after the Effective Date by giving the other Party written notice of the termination at least one-hundred eighty (180) days prior to the termination date specified in the notice.

18.2        Termination for Cause

(a)        If Supplier fails to perform any of its obligations under this Agreement in any material respect or repeatedly fails to perform any of its obligations under this Agreement and the cumulative effect thereof could reasonably be considered material, and does not cure such breach within thirty (30) days after receipt of a notice of breach from Hawaiian Telcom, then Hawaiian Telcom may, without limiting Hawaiian Telcom’s other rights or remedies under this Agreement, by giving notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in the notice and without payment of any amounts that would otherwise be due upon termination in accordance with Article 18.4(b).

(b)        If Hawaiian Telcom fails to make undisputed payments due to Supplier and does not cure such default within thirty (30) days after receipt of a notice of default from Supplier,

then Supplier may, by giving notice to Hawaiian Telcom, terminate this Agreement in whole, as of the termination date specified in the notice of default.

18.3         Extension of Termination Effective Date.  Hawaiian Telcom may extend the effective date of any termination pursuant to this Article 18 one or more times by notifying Supplier in writing of such extension, provided that the total of all such extensions shall not exceed one-hundred eighty (180) days following the original effective date of termination.

18.4        Removal; Unique Products.

(a)        Removal. If Hawaiian Telcom intends to remove any Product from the Product Listing during the Term, Hawaiian Telcom shall use reasonable efforts to provide Supplier with sixty (60) days notice prior to such removal and shall thereafter use reasonable efforts to enable Supplier to deplete the inventory of the Product removed from the Product Listing.

(b)        Unique Products. Within thirty (30) days following any termination or expiration of this Agreement, Hawaiian Telcom will purchase any Unique Products in Supplier’s inventory or that are on order to Vendor (if such order is not cancelable). Freight for shipment will be paid by Hawaiian Telcom. Hawaiian Telcom will pay its standard mark-up for the Unique Products and their shipment.

19.                               TERMINATION ASSISTANCE

19.1        Termination Assistance. Except in the event of termination by Supplier for Hawaiian Telcom’s non-payment per Article 18.2(b), upon Hawaiian Telcom’s request during the Termination Assistance Period, Supplier shall provide the Termination Assistance Services to facilitate the orderly transfer of the Services to Hawaiian Telcom or its designee (collectively, the “Successor”) regardless of the reason for expiration or cessation of Services. The quality and level of performance of the Services during the Termination Assistance Period shall be consistent with the quality and level of performance of the Services during the Term.  If Hawaiian Telcom provides notice of termination to Supplier, all Service Levels and Stocking Strategies during the termination period will be reset and mutually agreed upon by the Parties.

19.2        Payment.  The Service and Product Charges include all Termination Assistance Services provided by Supplier during the Term, and Supplier will not charge Hawaiian Telcom any additional variable or other fees for such services, outside the normal Service and Product Charges.  For Termination Assistance Services provided by Supplier after the last day of the Term, Supplier shall provide such services (i) in the case of Termination Assistance Services that are Services, at the rates in effect for such Services immediately prior to termination or expiration of the Agreement and (ii) for Termination Assistance Services for which no rates exist immediately prior to such termination or expiration at Supplier’s most favorable commercial rates for similarly situated customers (excluding Supplier Affiliates). Termination Assistance Services provided after the last day of the Term shall be subject to the provisions of the Agreement as such provisions would have been applicable to the Services prior to the effective date of termination or expiration. If Hawaiian Telcom requests Termination

Assistance Services after this Agreement has been terminated pursuant to Article 18.2(b), Supplier may require Hawaiian Telcom to pay for such services in advance.

20.                               INDEMNITIES.

(a)        Indemnity by Hawaiian Telcom. Hawaiian Telcom shall indemnify Supplier from, and defend and hold Supplier, its officers, directors, employees, and assigns harmless from and against any Losses incurred by Supplier, or to which the foregoing parties become subject, arising out of or relating to: (i) any inaccuracy or untruthfulness, or breach of any warranty set forth in Article 16.1; (ii) any third party claim of infringement of any patent, trade secret, copyright or other proprietary right, alleged to have occurred because of systems or other resources provided by Hawaiian Telcom to Supplier; (iii) any amounts, including taxes, interest and penalties, assessed against Supplier that are the obligation of Hawaiian Telcom pursuant to this Agreement; and (iv) personal injury (including death) or property loss or damage resulting from Hawaiian Telcom’s acts or omissions.  Hawaiian Telcom shall indemnify Supplier from any costs and expenses incurred in connection with the enforcement of this Article 20(a).

(b)        Indemnity by Supplier. Supplier shall indemnify Hawaiian Telcom from, and defend and hold Hawaiian Telcom, its officers, directors, employees, and assigns harmless from and against any Losses incurred by Hawaiian Telcom, or to which the foregoing parties become subject, arising out of or relating to: (i) any inaccuracy or untruthfulness, or breach of any warranty set forth in Article 16.2; (ii) any breach of Article 17.3, 17.4, or 17.5; (iii) Supplier’s violation of Hawaiian Telcom’s agreements relating to the purchase of Direct Products; (iv) any claims arising out of or related to occurrences Supplier is required to insure against under this Agreement; (v) any third party claim of infringement of any patent, trade secret, copyright or other proprietary right, alleged to have occurred because of systems or other resources provided by Supplier to Hawaiian Telcom (excluding Products), or based upon performance of the Services by the Supplier; (vi) claims between the Supplier and any of its employees, partners, agents or subcontractors; (vii) personal injury (including death) or property loss or damage resulting from Supplier’s or Supplier Agents’ acts or omissions; and (viii) any amounts, including taxes, interest and penalties, assessed against Hawaiian Telcom that are the obligation of Supplier under this Agreement.  Supplier shall indemnify Hawaiian Telcom from any costs and expenses incurred in connection with the enforcement of this Article 20(b).

20.2           Indemnification Procedures. If any third party claim is commenced against a person or entity entitled to indemnification under this Article 20 (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable.  If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party may elect, in a notice promptly delivered to the Indemnified Party, but in no event less than 15 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by the Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

21.          DAMAGES. Direct Damages. Each Party’s maximum liability for damages caused by its failure(s) to perform its obligations under the Agreement is limited to: (A) proven direct damages for claims arising out of personal injury or death, or damage to real or personal property, caused by the negligent or willful misconduct of the other Party; (B) proven direct damages for all other claims arising out of the Agreement, not to exceed an amount equal to Hawaiian Telcom’s total net payments for the affected Products and Services in the twelve months preceding the month in which the injury occurred.  Hawaiian Telcom’s payment obligations, liability for early termination charges, and the parties’ indemnification obligations under this Agreement are excluded from this provision.  Consequential Damages. NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT. CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUES, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.]  The foregoing limitation of liability shall not apply to: (i) the Parties indemnification obligations under Article 20; (ii) any inaccuracy, untruthfulness, or breach of any warranty set forth in Article 16; (iii) Supplier’s breach of Article 17.3, 17.4, or 17.5; (iv) breaches of Article 15; (v) damages to a Party caused by the other Party’s failure to comply with a Law; or (vi) liability resulting from the fraud, gross negligence, recklessness, or intentional or willful misconduct of a Party.

22.                               INSURANCE.

22.1        Documentation.  Supplier shall provide to Hawaiian Telcom upon request during the Term evidence of all insurance required under this Article 22.  Supplier shall provide evidence of any “claims made” policies to Hawaiian Telcom upon request at any time up to three (3) years after the Term.  The insurance companies providing such insurance must have an A.M. Best rating of A minus-/VII or better and be licensed or authorized to conduct business in all states in which Hawaiian Telcom does business.  The provisions of this Article 22 shall in no way limit the liability of Supplier.  Failure of Hawaiian Telcom to request certificates of insurance or insurance policies shall not constitute a waiver of Supplier’s obligations and requirements to maintain the minimal coverages specified.  Supplier shall maintain, in its files, evidence of all subcontractors’ insurance coverage.

22.2        Types and Amounts. During the Term Supplier shall at its cost and expense obtain and maintain the following insurance coverage:

(a)	Worker’s Compensation: to statutory liability limits.

(b)	Employer’s Liability: $500,000

(c)	Commercial General Liability: $2 million per occurrence, $5 million aggregate

(d)	All Risk Property Insurance: $10 million or greater

(e)	Business Automobile Liability: $1 million per accident

(f)	Umbrella or Excess Liability: $10 million or greater

(g)	Employee Dishonesty and Computer Fraud: $10 million or greater

22.3        Claims Made Policies.  If Supplier purchases “claims made” insurance, all acts and omissions of Supplier and its representatives and agents, shall be, during the Term and the Termination Assistance Period, “continually covered” notwithstanding the termination of this Agreement or the provisions of this Agreement allowing Supplier to purchase “claims made” insurance coverage.  In order for the acts and omissions of Supplier and its representatives and agents to be “continually covered” there must be insurance coverage for the entire period commencing on the Effective Date of this Agreement and ending on the date that is at a minimum three (3) years after the Term, and such insurance must satisfy the liability coverage requirements provided for in this Agreement.

22.4        Policy Requirements.  Hawaiian Telcom shall be listed on all such insurance policies (except workers’ compensation insurance, for which Supplier shall obtain a waiver of subrogation for Hawaiian Telcom from Supplier’s insurer, Employer’s Liability, All Risk Property Liability, and Employee Dishonesty and Computer Fraud) obtained by Supplier as “Additional Insureds” up to the amount required of Supplier under this Agreement.  If a “claims made” policy is purchased, then Supplier shall also purchase adequate “tail coverage” for claims made against Hawaiian Telcom after such policy has lapsed or been canceled or this Agreement is no longer in effect.  Hawaiian Telcom shall not materially reduce the amounts or types of coverages specified in this Article 22 without Hawaiian Telcom’s prior approval.

23.                               Miscellaneous Provisions.

23.1        Assignment.  Neither Party will, without the consent of the other Party, assign this Agreement, except that either Party may assign this Agreement, in whole or in part,  without the other Party’s consent (i) a subsidiary, an Affiliate of such party, or a successor entity of a Party, (ii) with respect to Hawaiian Telcom, an entity that acquires a business unit that receives Services, or (iii) a Change of Control as described hereinafter.  “Change of Control” means and will be deemed to have occurred when one or more third parties acquire the Controlling Interest in Hawaiian Telcom, through a sale or merger or reorganization, and shall constitute a permitted assignment for purposes of this Agreement.  “Controlling Interest” means ownership interests representing at least a majority of the voting power.  Notwithstanding the foregoing, Supplier will not assign this Agreement to Time Warner, Inc. without Hawaiian Telcom’s consent.  Upon assignment of this Agreement, the assigning Party will be released from any obligation or liability under this Agreement accruing from and after the date of the permitted assignment.  This Agreement will be binding on the Parties and their respective successors and permitted assigns.  Any assignment in contravention of this subsection shall be null and void.

23.2        Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement must be in writing in order to be effective.  Wherever under this Agreement one Party is required to give notice to the other, such notice shall be deemed effective: (i) three (3) calendar days after deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested; (ii) two (2) business days after deposit with a national overnight courier for overnight delivery; (c) if given by facsimile, that day such facsimile is sent, provided confirmation of such notice is also sent by national overnight courier or delivered in person; or (d) upon delivery if delivered in person or by messenger, in each case, addressed to the following addresses (or such other address as either Party may be notified of as described above):

To Hawaiian Telcom:	Hawaiian Telcom Communications, Inc.
Attn: Contract Administration
1177 Bishop Street
Honolulu, HI 96813

To Supplier:	KGP Logistics, Inc.
600 New Century Parkway
New Century, KS 66031-8000
Attention: Contract Management
MS: KSNCAA0274
Fax: 913-791-7645

Either Party may change its address or fax number for notification purposes by giving the other Party ten (10) days notice of the new address or fax number and the date upon which it shall become effective.

23.3        Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Hawaiian Telcom or Supplier partners, joint ventures, principals, agents or employees of the other.  No officer, director, employee, agent, affiliate or contractor retained by Supplier to perform work on Hawaiian Telcom’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of Hawaiian Telcom. Neither Party shall have any right, power or authority, express or implied, to bind the other.

23.4        Continuity of Services.  In the event of a good faith dispute, the Parties agree to continue to perform their obligations under this Agreement during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

23.5        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

23.6        Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

23.7        Timing and Cumulative Remedies.  Supplier acknowledges and agrees that time is of the essence with respect to its performance of its obligations under this Agreement.  No right or remedy herein conferred upon or reserved to either Party is exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement or under applicable Law.

23.8        Survival. The terms of Articles 14.2(a), 14.3, 15, 19, 20, 21, 23 and Section 11 of Addendum One shall survive the expiration or termination of this Agreement.

23.9        Third Party Beneficiaries.  Except with respect to the Hawaiian Telcom Affiliates, each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

23.10      Governing Law and Venue.  The rights and obligations of the Parties under this Agreement shall be governed in all respects by the laws of the United States and the State of New York, without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction.  The Parties mutually, expressly, irrevocably and unconditionally waive trial by jury and any right to proceed in a class action or other representative capacity for any proceedings arising out of or relating to this Agreement or an Order.  Any dispute arising out of or relating to the Agreement or Order may, at the option of the parties, be finally settled by arbitration. If, however, waiver of jury trial is held to be unenforceable by a court, then arbitration is mandatory. Any arbitration must be held in accordance with the rules of the American Arbitration Association.  All arbitration proceedings for disputes relating to domestic Products or Services will be held in  New York, NY. If the dispute relates to Supplier’s provision of non-domestic Products or Services, all arbitration proceedings will be conducted in the English language pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”). The place of arbitration for disputes related to non-domestic Products or Services is New York, NY, USA. Any such arbitration proceeding will not include class action arbitration.

23.11      Covenant of Further Assurances. Hawaiian Telcom and Supplier covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Hawaiian Telcom and Supplier shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

23.12      Publicity. Each Party shall (i) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party’s trade name or trademark is mentioned or which contains language from which the connection of said name or mark may be inferred or implied, and (ii) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party’s consent.

23.13      Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

23.14      Good Faith and Fair Dealing.  Hawaiian Telcom and Supplier each acknowledge and agree that all aspects of the relationship and dealings between Hawaiian Telcom and Supplier contemplated by this Agreement shall be governed by the fundamental principle of good faith and fair dealing except as otherwise expressly provided herein.

23.15      Non-Assumption.  This Agreement does not constitute an assumption (as that term is used under applicable bankruptcy law) of the agreement between the Parties dated December 10, 2004.  Each Party reserves all rights and remedies under title 11 of the United States Code (the “Bankruptcy Code”), including without limitation, Hawaiian Telcom’s right to assume or reject the aforementioned agreement under section 365(a) of the Bankruptcy Code.  Supplier hereby waives its cure for payment of any products or services arising out of the aforementioned agreement on or before December 1, 2008, with the exception of (i) Supplier’s previously filed proof of claim and reclamation claim; (ii) Supplier’s to be filed claim under Section 503(b)(9) of the Bankruptcy Code with respect to which Hawaiian Telcom hereby waives any objection; and (iii) any obligation to cure arising out of Hawaiian Telecom’s subsequent election to assume the aforementioned agreement.

23.16      Entire Agreement. This Agreement, including the Exhibits hereto, represent the entire agreement between the Parties with respect to its subject matter, and there are no other oral or written representations, understandings or agreements between the Parties relative to such subject matter. No amendment to, or change, waiver or discharge of any provision of this Agreement shall be valid unless in writing and signed by both Parties.

23.17      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

IN WITNESS WHEREOF, each of Hawaiian Telcom and Supplier has caused this Agreement to be signed and delivered by its duly authorized representative.

HAWAIIAN TELCOM COMMUNICATIONS, INC.		KGP LOGISTICS, INC.

By:	/s/ Eric K. Yeaman	By:	/s/ Trevor A. Putrah

Name: Eric K. Yeaman		Name: Trevor A. Putrah

Title: CEO & President		Title: COO

Date: December 3, 2009		Date: December 14, 2009

TABLE OF EXHIBITS

Exhibit 1	Definitions
Exhibit 1 Attachment 1	Unique Inventory List
Exhibit 2	Statement of Work
Exhibit 3	Service Level/Reporting
Exhibit 4	Pricing
Exhibit 5	Governance
Exhibit 6	Retail Store Procedures
Addendum One	Consigned Cable